Exhibit 4.38

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES INTO WHICH IT MAY BE CONVERTED HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION MAY BE AFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

EMMAUS HOLDINGS, INC.

Convertible Promissory Note

(Cash Interest)

(On Demand Up To 1 Year)

Principal Amount: $	Loan Date:

FOR VALUE RECEIVED, Emmaus Holdings, Inc., a Delaware corporation, located at 20725 S. Western Ave., Suite 136, Torrance, CA 90501 (“Borrower”) agrees to pay to                            (“Lender”), the sum of $                   U.S. Dollars (“Principal Amount”), together with accrued interest thereon at the rate of eight percent (8%) per annum, under the following terms and conditions of this Convertible Promissory Note (“Note”).

1.           Terms of Repayment (Balloon Payment):  From the Loan Date and continuing thereafter upon Lender’s demand after three month of Loan Date or until the one (1) year anniversary of the Loan Date, the interest shall accrue at eight percent (8%) simple interest of the Loan Amount, as set forth in Attachment 1 hereto. Lender shall have the right to convert the loan amount plus the accrued interest to common stocks at the stock price of $3.60 within the term.  The entire unpaid principal and any accrued interest shall become immediately due and payable upon 1 year of the Loan Date.

2.           Prepayment:  This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall be first be applied to interest, and then to outstanding principal payments in order of their maturity.

3.           Place of Payment:  All payments due under this note shall be sent to the Lender’s address, as noted in Attachment 1 hereto, or at such other place as the holder of this Note may designate in writing in the future.

4.           Conversion Option:  At any time during the one year term of this Note, Lender shall, by giving written Notice of Conversion to the Borrower in the form attached hereto as Exhibit A, have the right to convert the Principal Amount to shares of Common Stock of Borrower (the “Shares”) at the Conversion Price of $3.60 per share. Upon conversion of this Note, Lender shall be subject to all requirements and transfer restrictions that Borrower may then have in effect with respect to the Shares and purchasers of Shares.

5.           Warrant:  Lender is entitled to the warrant to purchase number of shares equivalent to 25% of convertible shares.  The warrant shall be exercisable within three (3) years of Loan Date.  The warrant share price shall be discounted 25% from the fair market trading value at the time of exercise.

6.           Default:  In the event of default, the Borrower agrees to pay all costs and expenses incurred by the Lender, including all reasonable attorney fees as permitted by law for the collection of this Note upon default.

7.           Acceleration of Debt:  If Borrower fails to make any payment due under the terms of this Note or seeks relief under the U.S. Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership that is not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

8.           Modification:  No modification or waiver of any of the terms of this Agreement shall be allowed unless by written agreement signed by the parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

9.           Transfer of the Note:  The Borrower hereby waives any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agrees to remain bound by the terms of this Promissory Note subsequent to any transfer, and agrees that the terms of this Note may be fully enforced by any subsequent holder of the Note.

10.           Severability of Provisions:  If any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

11.           Choice of Law:  All terms and conditions of this Note shall be interpreted under the laws of California, U.S.A.

Signed Under Penalty of Perjury, this        day of                2011.

Emmaus Holdings, Inc.

By:	/s/Yutaka Niihara
Yutaka Niihara, M.D., President and CEO

ATTACHMENT 1

Lender’s Name:

Lender’s Address

Loan Amount:

Annual Interest at 8% Per Annum on Loan Amount:	$

Maturity Date:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by Lender in order to convert the Note)

TO: Emmaus Holdings, Inc.

The undersigned hereby irrevocably elects to convert $                                                  of the principal amount of the Note issued to Lender by Emmaus Holdings, Inc. (the “Company”) into shares of Common Stock of the Company according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Conversion Price:

Signature:

Name:

Address:

Amount to be converted:	$

Amount of Note unconverted:	$

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

Name:

Address:

Phone Number:

[INFORMATION FOR PURPOSES OF FILING WITH THE SECURITIES AND EXCHANGE COMMISSION]

SCHEDULE A

INDIVIDUALS AND ENTITIES WHO ENTERED INTO THE CONVERTIBLE NOTE

Lender	Date of Note	Maturity Date	Principal Amount
Technoble Co., Ltd.	August 30, 2011	August 29, 2012	$130,100
Delfan Co., Ltd.	August 30, 2011	August 29, 2012	$130,100
Hideki & Eiko Uehara	September 7, 2011	September 6, 2012	$30,000
Sumiko Fujisawa	September 7, 2011	September 6, 2011	$30,000
Demmis Y. Teranishi	September 9, 2011	September 8, 2012	$108,000